UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            ________________________

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2006
                                                   -----------------

                         COACTIVE MARKETING GROUP, INC.
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             (Exact name of registrant as specified in its charter)



         Delaware                       0-20394                  06-1340408
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(State or other jurisdiction          (Commission            (I.R.S. Employer
     of incorporation)                File Number)        Identification Number)



                 75 Ninth Avenue, New York, New York     10011
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               (Address of principal executive office) (Zip Code)

       Registrant's telephone number, including area code: (212) 660-3800
                                                           --------------


         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
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[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
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[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
Act (17 CFR 240.13c-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

         On November 21, 2006, CoActive Marketing Group, Inc. (the "Company") received a Nasdaq Staff Determination letter stating that the Company is not in compliance with the requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) because of the Company's failure to timely file its Quarterly Report on Form 10-Q for the period ended September 30, 2006.

         Accordingly, the Nasdaq Staff Determination letter indicated that the Company's securities are subject to delisting from the Nasdaq Capital Market unless the Company requests a hearing before a Nasdaq Listing Qualifications Panel (the "Panel"). The Company intends to timely request a hearing to review the Staff Determination which will automatically stay the delisting and allow the Company's common stock to continue trading on Nasdaq under its symbol CMKG, pending the hearing and a decision by the Panel. There can be no assurance that the Panel will grant the Company's request for continued listing as a result of the hearing.

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

         On November 17, 2006, the Audit Committee of the Board of Directors of the Company concluded, following discussions with the Company's management and independent registered public accounting firm, that the Company's audited consolidated financial statements as of and for the fiscal year ended March 31, 2006, and unaudited interim consolidated financial statements as of and for the quarterly period ended June 30, 2006, should no longer be relied upon and will need to restated. In addition, management is currently assessing whether the Company's consolidated financial statements as of and for its fiscal years ended March 31, 2005 and 2004 will also need to be restated.

         As previously reported, the Company recently retained a new independent registered public accounting firm. In connection with its review of the Company's financial statement for its third fiscal quarter ended September 30, 2006, this accounting firm communicated to the Company's Audit Committee and management certain concerns it had regarding the Company's historic financial statements, as well is its internal controls. The areas of concern include:

               o The Company's current and historic monitoring and accounting for state use tax liabilities in various jurisdictions.

               o The revenue recognition policies utilized by the Company with respect to certain customer contracts, and the Company's application of such policies.

               o Resource constraints faced by the Company's accounting department.

               o Excessive reliance on Excel spreadsheets by the Company in key areas, including as support for revenue recognition on certain customer contracts.

               o Insufficient controls in monitoring and controlling the posting of journal entries.

         At this point, the Company is unable to determine with specificity the adjustments to its previously issued financial statements. However, as a general matter, the Company believes that adjustments to such financial statements will result in a decrease in net income from that previously reported for its fiscal year ended March 31, 2006, and an increase in net income for its quarter ended June 30, 2006. In addition, with respect to revenues, the Company believes that any downward adjustment to previously reported revenues will result in a corresponding increase in revenues for subsequent periods.

         The Company will need additional time to review the matters described above, and in addition, will need to work with its former independent registered public accounting firm to file amended Forms 10-Q and 10-K before it will be able to file its Quarterly Report on Form 10-Q for its second quarter ended September 30, 2006. Accordingly, although the Company intends to make these filings and become current in its reporting obligations under the Securities Exchange Act of 1934, as amended, as soon as practicable, the Company can not currently predict when it will be able to do so.

         The Company believes that any errors in prior financial statement were inadvertent and unintentional. In addition, the Company has commenced the process of implementing procedures to strengthen its internal control processes and prevent a recurrence of future errors.

         The Company's Audit Committee has discussed the matters disclosed in this Item 4.02 with its independent registered public accounting firm.

                                   SIGNATURES
                                   ----------


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 21, 2006

                                            COACTIVE MARKETING GROUP, INC.


                                            By: /s/ ERWIN MEVORAH
                                                --------------------------------
                                                Erwin Mevorah,
                                                Chief Financial Officer